UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 22, 2012
Molycorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34827	27-2301797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 843-8040

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 22, 2012, Molycorp, Inc. (the “Company”) and Mark A. Smith entered into a Separation Agreement and General Release to set forth the terms and conditions of Mr. Smith’s termination of service from the Company (the “Separation Agreement”) and a Consulting Agreement to set forth the terms and conditions of his ongoing transitional consulting services to the Company (the “Consulting Agreement”). As memorialized in the Separation Agreement, Mr. Smith’s service as the Company’s President and Chief Executive Officer terminated on December 10, 2012, and Mr. Smith resigned as a member of the Board of Directors of the Company and from all positions he held as an officer and director of the Company’s subsidiaries and affiliates, effective as of December 22, 2012.
Separation Agreement
The Separation Agreement provides that Mr. Smith will release the Company and certain other parties from any and all claims, causes of action and demands arising on or prior to December 22, 2012 (the “Release”). As set forth in the Separation Agreement, Mr. Smith has a period of seven days from signing the Separation Agreement within which to revoke the Release, which period will expire on December 29, 2012.
If Mr. Smith does not revoke the Release within the seven-day revocation period, he will be entitled to the following payments in accordance with his Amended and Restated Executive Employment Agreement with the Company (the “Employment Agreement”) and a Performance-Based Restricted Stock Units Agreement (the “RSU Agreement”), each dated February 28, 2012, less withholding for taxes:

•
A lump sum cash payment equal to $2,445,127, payable on the first business day after the Release becomes irrevocable, consisting of (i) $1,700,000 representing two times his annual target bonus opportunity for 2012 as required by the Employment Agreement, (ii) $721,232 representing a portion of the two years of base salary to which he is entitled pursuant to the Employment Agreement, including the portion for the period from December 10, 2012 through October 15, 2013 and (iii) $23,895 representing a cash payment in satisfaction of 18 months of reimbursement for COBRA premiums in accordance with the Employment Agreement;

•
An amount in cash equal to $978,768, consisting of the remainder of the two years of base salary to which he is entitled pursuant to the Employment Agreement, and payable as continued base salary commencing on October 16, 2013 and ending on December 10, 2014; and

•	A lump sum cash payment equal to $47,446 in satisfaction of performance-based restricted stock units under the RSU Agreement, payable on the first business day after the Release becomes irrevocable.

In addition, if Mr. Smith does not revoke the Release within the seven-day revocation period, he will be entitled to receive, less withholding for taxes, a lump sum cash payment under the Company’s 2012 Annual Incentive Plan, based on actual performance for 2012 and payable at the time such incentives are paid to employees generally. As required under the terms of Mr. Smith’s Employment Agreement, he will also receive a lump sum cash payment of $125,457 with respect to his accrued but unused vacation time through December 10, 2012.
The Separation Agreement memorializes that all of Mr. Smith’s other outstanding and unvested equity compensation awards granted to him by the Company were terminated and forfeited without additional consideration. In addition, Mr. Smith affirmed in the Separation Agreement that he will be subject to the non-competition, non-solicitation and confidentiality provisions in the Employment Agreement and will continue to cooperate with the Company in any litigation or similar proceedings relating to his service with the Company.
Consulting Agreement
The Consulting Agreement provides that Mr. Smith will provide transitional consulting services to the Company as requested by the Board of Directors for an initial term ending on December 31, 2013 (the “Term”). The Term may be extended upon mutual agreement of the parties. In respect of the consulting services, Mr. Smith will receive a total of $425,000 during the Term, which represents one-half of his base salary in effect immediately prior to his termination of employment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLYCORP, INC.

	By:	/s/ John F. Ashburn, Jr.
	Name:	John F. Ashburn, Jr.
	Title:	Executive Vice President and General Counsel

Date: December 28, 2012